Exhibit 99.1

LaserCard Corporation Reports Financial Results for FY10 First Quarter
Revenue Up 52% Over a Year Ago; Earnings Climb to 16 Cents per Share

Mountain View, Calif. – July 27, 2009 – LaserCard Corporation (NASDAQ:LCRD), a leading provider of secure ID solutions, today announced the financial results for its fiscal 2010 first quarter ended June 30, 2009.

Revenues for the first quarter of fiscal 2010 were $16.3 million, compared with $14.7 million in the prior quarter and $10.7 million in the same quarter a year ago.  Net income for the first quarter of fiscal 2010 was $1.9 million, or $0.16 per diluted share, compared with net income of $944,000, or $0.08 per diluted share, in the prior quarter, and a net loss of $1.3 million, or ($0.11) per diluted share, in the same quarter a year ago.

LaserCard® optical memory card revenues for the quarter were $12.4 million compared with $5.9 million in the first quarter of fiscal 2009.  Revenues from specialty cards and printers totaled $3.2 million compared with $3.6 million from the same quarter a year ago.  Drives, systems and services segment revenue for the quarter was $0.7 million, compared with $1.2 million in the first quarter of the prior year.

Cash
LaserCard Corporation’s cash, cash equivalents, and investments were $39.6 million at June 30, 2009 compared with $29.3 million at March 31, 2009.  Debt at June 30, 2009 totaled $9.1 million compared with $8.9 million at March 31, 2009.

Non-GAAP Results
The non-GAAP net income for the first quarter of fiscal 2010 was $2.2 million, or $0.18 per diluted share, and a non-GAAP net loss of $0.8 million, or ($0.06) per diluted share, in the same quarter a year ago.

Non-GAAP net income (loss) and net income (loss) per diluted share exclude expenses related to SFAS123R stock-based compensation and the unrealized income (loss) relating to the fair value adjustment of auction rate securities and UBS put option agreement.

“Our strong financial performance reflects a robust shipment quarter, but also the results of our dedicated efforts over the last year to improve manufacturing efficiencies and our cost structure,” said Bob DeVincenzi, President and CEO of LaserCard. “We expect to benefit from the additional operating leverage as the Angolan national ID project comes online, although the complex nature of the secure ID business will continue to subject our results to fluctuations on a quarterly basis.”

Earnings Results Conference Call
LaserCard will hold a conference call to discuss its fiscal 2010 first quarter results today, July 27, 2009, at approximately 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time.  For access to the conference call, please call 773-799-3302 by 1:50 p.m. Pacific Time.  A taped replay of the call will be available for one week.  To access the replay, please call 402-530-7642.  You will need to reference the passcode “LaserCard” and the conference leader “Robert DeVincenzi.”  To listen to the call via the Internet, please log on to: www.lasercard.com or www.vcall.com.  The Internet Webcast will be archived for one year.  A copy of this press release will be furnished to the Securities and Exchange Commission and be posted to our web site prior to the conference call.

About LaserCard Corporation
LaserCard Corporation, together with its subsidiaries, is a leading provider of secure ID solutions to governments and commercial clients worldwide. It develops, manufactures, and integrates LaserCard® optical memory cards, encoders, peripherals, smart and specialty cards, biometrics, and modular software. The company’s cards and systems are used in various applications, including citizen identification, border security, government service delivery, and facility access.

For more information, please go to www.lasercard.com.

Forward Looking Statement Disclaimer

All statements contained in this press release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are not historical facts or guarantees of future performance or events.  Rather, they are based on current expectations, estimates, beliefs, assumptions, goals and objectives and are subject to uncertainties that are difficult to predict.  As a result, our actual results may differ materially from the statements made.  Often such statements can be identified by the use of words such as may, will, intends, plans, believes, anticipates, visualizes, expects, and estimates.  Examples of forward-looking statements in this release include our expected benefits from the additional operating leverage as the Angolan national ID project comes online. This and other forward-looking statements in this press release are based upon our assumptions about and assessment of the future, which may or may not prove true, and involve a number of risks and uncertainties including, but not limited to whether the Angolan government’s projected orders or scheduled delivery dates are rescheduled or canceled in whole or in part, that the complex nature of the secure ID business will continue to subject our results to fluctuations on a quarterly basis, and whether our other customer’s continue orders as currently expected as well as the other risk factors detailed in the Company's Forms 10-K, and 10-Q filings with the Securities and Exchange Commission under the caption “Risk Factors” and elsewhere in such reports.  Due to these and other risks, future actual results could differ materially from the Company’s expectations.  These forward-looking statements speak only as to the date of this release, and, except as required by law, the Company undertakes no obligation to publicly release updates or revisions to these statements whether as a result of new information, future events, or otherwise.

About Non-GAAP Financial Measures

To supplement our consolidated financial statements, which statements are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: non-GAAP net income and non-GAAP EPS. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the tables captioned "Reconciliations of non-GAAP results of operations measures to the nearest comparable GAAP measures" included at the end of this release.

We use these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses and expenditures that may not be indicative of our "recurring core business operating results," meaning our operating performance excluding not only non-cash charges, such as stock-based compensation, but also discrete cash charges that are infrequent in nature. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to our historical performance and liquidity as well as comparisons to our competitors' results. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business.  These non-GAAP financial measures may be different than those used by other companies, including our competitors.

Non-GAAP net income and EPS. We define non-GAAP net income as net income plus stock-based compensation, and unrealized fair-value adjustments less the related tax effects of such items. We define non-GAAP EPS as non-GAAP net income divided by the weighted average outstanding shares, on a fully-diluted basis. We consider these non-GAAP financial measures to be a useful metric for management and investors. However, in order to provide a complete picture of our recurring core business operating results, we exclude from non-GAAP net income and non-GAAP EPS the tax effects associated with stock-based compensation and the impairment charges. Without excluding these tax effects, investors would only see the gross effect that excluding these expenses had on our operating results. There are a number of limitations related to the use of non-GAAP net income versus net income calculated in accordance with GAAP. First, non-GAAP net income excludes some recurring costs, namely stock-based compensation. Stock-based compensation has been and will continue to be for the foreseeable future a significant recurring expense in our business. Second, stock-based compensation is an important part of our employees' compensation and impacts their performance. Third, the components of the costs that we exclude in our calculation of non-GAAP operating income may differ from the components that our peer companies exclude when they report their results of operations. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP net income and non-GAAP EPS and evaluating non-GAAP net income and non-GAAP EPS together with net income and EPS calculated in accordance with GAAP.

The accompanying tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

LASERCARD CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended
	June 30,	June 30,
	2009	2008

Revenues	$16,308	$10,722
Cost of sales	9,705	7,255
Gross profit	6,603	3,467

Operating expenses:
Selling, general, and administrative expenses (includes	4,074	3,900
Research and development expenses	371	860
Total operating expenses	4,445	4,760
Operating income/(loss)	2,158	(1,293)

Other income, net	182	46

Income/(loss) before income taxes	2,340	(1,247)

Income tax	397	27

Net income/(loss)	$1,943	$(1,274)

Net income/(loss) per share:
Basic	$0.16	$(0.11)
Diluted	$0.16	$(0.11)

Weighted-average shares of common stock
used in computing net income (loss) per share:
Basic	12,114	11,991
Diluted	12,142	11,991

LASERCARD CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands)

	June 30,	March 31,
	2009	2009*
ASSETS
Current assets:
Cash and cash equivalents	$25,990	$15,912
Short-term investments	13,632	174
Accounts receivable, net of allowance of $148 at June 30, 2009	5,574	10,217
and $59 at March 31, 2009
Inventories, net of reserves of $983 at June 30, 2009	12,201	14,232
and $863 at March 31, 2009
Deferred contract costs	397	345
Prepaid and other current assets	1,223	934
Total current assets	59,017	41,814

Property and equipment, net of accumulated depreciation of $22,276 at June 30, 2009	10,458	10,872
and $21,555 at March 31, 2009
Long-term equipment held for resale	7,113	7,062
Long-term investments	-	13,239
Patents and other intangibles, net	377	400
Notes receivable	239	227
Long-term deferred contract costs	79	568
Other non-current assets	49	108
Total assets	$77,332	$74,290

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,197	$1,698
Accrued liabilities	3,688	3,397
Deferred income tax liability	253	234
Advance payments from customers	7,615	7,958
Short-term debt	8,899	8,681
Deferred revenue	443	589
Deferred rent	257	257
Capital lease obligation	75	72
Total current liabilities	23,427	22,886

Capital lease obligation, net of current portion	145	166
Advance payments from customers, net of current portion	26,213	26,122
Deferred revenue, net of current portion	3,468	3,788
Deferred rent, net of current portion	1,147	1,203
Income tax payable	277	277
Total liabilities	54,677	54,442

Stockholders' equity:
Common stock	121	121
Additional paid-in capital	67,201	66,422
Accumulated deficit	(44,864)	(46,807)
Accumulated other comprehensive income (loss)	197	112
Total stockholders' equity	22,655	19,848

Total liabilities and stockholders’ equity	$77,332	$74,290

*Amounts derived from audited consolidated financial statements

LASERCARD CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In thousands)

	Three Months Ended
	June 30,
	2009	2008

Cash flows from operating activities:
Net income (loss)	$1,943	$(1,274)
Adjustments to reconcile net income (loss) to net cash
provided by (used in) operating activities:
Depreciation and amortization	683	722
Fixed asset disposal	5	-
Provision for doubtful accounts receivable	86	13
Provision for excess and obsolete inventory	116	(6)
Provision for warranty reserve	(3)	(54)
Decrease in income tax payable and deferred tax asset	-	9
Stock-based compensation	571	538
Put option, loss on fair value	16	-
Mark to market, trading	(234)	-
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	4,632	(2,710)
Decrease (increase) in inventories	2,018	(369)
Decrease in deferred contract costs	447	158
Increase in prepaid and other current assets	(267)	-
Increase in equipment held for resale	(51)	(151)
Decrease (increase) in other non-current assets	60	(321)
Increase (decrease) in accounts payable and accrued liabilities	717	(167)
Increase in deferred income tax liabilities	7	7
Decrease in deferred revenue	(475)	(26)
Increase (decrease) in deferred rent	(56)	75
Decrease in advance payments from customers	(360)	(605)
Net cash provided by (used in) operating activities	9,855	(4,161)
Cash flows from investing activities:
Purchases of property and equipment	(175)	(278)
Acquisition of patents and other intangibles	(5)	(45)
Net cash used in investing activities	(180)	(323)
Cash flows from financing activities:
Proceeds from sale of common stock through stock plans	-	73
Tax benefit on carryforward of gain from exercise of common stock options	214	-
Employee taxes withheld and paid for restricted stock	(6)	-
Net borrowing on revolving credit agreement	218	-
Principal payments on capital lease obligation	(22)	(9)
Net cash provided by financing activities	404	64
Effect of exchange rate changes on cash and cash equivalents	(1)	(22)
Net increase in cash and cash equivalents	10,078	(4,442)
Cash and cash equivalents:
Beginning of period	15,912	5,583
End of period	$25,990	$1,141

Supplemental disclosures - cash payments for:
Income taxes	$60	$-
Interest expense	$61	$47

Supplemental schedule of non-cash investing activities:
Unrealized gain/(loss) in fair value of investments	$219	$(173)

LASERCARD CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO MOST DIRECTLY
COMPARABLE FINANCIAL MEASURES (UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended
	June 30,
	2009	2008

Non-GAAP Net income (loss):
GAAP net income (loss)	$1,943	$(1,274)
Stock-based compensation	571	510
Gains on fair value of investment	(234)	-
Losses related to the Put-Right option	15	-
Income tax effect of non-GAAP adjustments	(60)	-
Non-GAAP net income/(loss)	$2,235	$(764)

Non-GAAP EPS:
Net income (loss) per share:
Basic	$0.18	$(0.06)
Diluted	$0.18	$(0.06)

Weighted-average shares of common stock
used in computing net loss per share:
Basic	12,114	11,991
Diluted	12,142	11,991

As reported GAAP:
Net income (loss) per share:
Basic	$0.16	$(0.11)
Diluted	$0.16	$(0.11)

Weighted-average shares of common stock
used in computing net loss per share:
Basic	12,114	11,991
Diluted	12,142	11,991